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                                    EXHIBIT 5

                           [THOMAS RONDEAU LETTERHEAD]

October 2, 2000

Zoom Telephonics Inc.
207 South Street
Boston, Massachusetts
U.S.A.  02111

Dear Sirs:

Re:      Zoom Telephonics, Inc.
         REGISTRATION STATEMENT ON FORM S-8

         We are Canadian counsel to Zoom Telephonics, Inc. a Canadian corporation (the "Company"). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to an additional 350,000 shares of the Company's Common Stock, no par value (the "Shares") issuable upon exercise of the options granted or to be granted pursuant to the Company's 1998 Employee Equity Incentive Plan, as amended (the "1998 Employee Equity Incentive Plan").

         We are qualified to render opinions only as to the laws of the Province of British Columbia and the federal laws of Canada applicable herein. Accordingly, we express no opinion as to the laws of any other jurisdiction. This opinion is subject to the qualification that with respect to the enforceability of any document, or instrument covered by this opinion, the rights and remedies are subject to any applicable bankruptcy or insolvency laws or other laws affecting creditors' rights generally and no opinion is given as to the availability on any specific instance of the remedy of specific performance or any other equitable remedy. We take no responsibility for updating the opinions expressed herein or taking into account any event, action, interpretation, change of law or similar item which occurs after the date hereof.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

         1. a copy of the Articles of Continuance of the Company as in effect on the date hereof;

         2. a copy of By-Law No. 1 and By-Law No. 2 of the Company as in effect on the date hereof;

         3. the corporate records of the Company relating to the proceedings of shareholders and directors of the Company;

         4.  the 1998 Employee Equity Incentive Plan, as amended; and

         5.  the Registration Statement.
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         In giving our opinion, we have relied as to matters in fact upon the certificates, reports, letters and representations of public officials and of representatives of the Company. For purposes of this opinion we have assumed without any investigation (1) the legal capacity of each natural person and (2) the genuineness of each signature, the completeness of each document submitted to us as an original and the conformity to the original of each document submitted to us as a copy.

         Our opinion hereafter expressed is based solely upon (1) our view of the Documents, (2) discussions with those attorneys who have devoted substantive attention to the matters contained herein and (3) such review of published sources of law as we have deemed necessary.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the 1998 Equity Incentive Plan, the Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                  Yours truly,


                                  /s/ THOMAS, RONDEAU